Exhibit 4.41
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Youngevity International, Inc. (the “we,” “us,” and “our”) has three (3) classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Common Stock, par value $0.001 per share (the “Common Stock”), (ii) Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Convertible Preferred Stock”), and (iii) Series D Cumulative Redeemable Perpetual Preferred Stock (the “Series D Preferred Stock”).

Overview

The following is a description of the material terms of our Common Stock, Series B Convertible Preferred Stock and Series D Preferred Stock and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Certificate of Designations for the Series B Convertible Preferred Stock, the Certificate of Designations for the Series D Preferred Stock, as amended, Bylaws (the “Bylaws”). We encourage you to read these documents and the applicable provisions of Delaware General Corporation Law (the “DGCL”), for additional information.

Authorized Capital

Our authorized capital consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Description of Common Stock

Voting.  The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights.

Dividends.  Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation.  In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences.  The holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our issued and outstanding shares of Common Stock are fully paid and nonassessable.

Potential Anti-Takeover Effects

Certain provisions set forth in our Certificate of Incorporation, in our Bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our Certificate of Incorporation contains a provision that permits us to issue, without any further vote or action by the stockholders, up to five million shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

 In particular our Bylaws and the DGCL, as applicable, among other things:

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Provide the Board of Directors with the ability to alter the Bylaws without stockholder approval; and

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Provide that vacancies on the Board of Directors may be filled by a majority of directors in the office, although less than a quorum.

While the foregoing provisions and provisions of Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

In general, Section 203 of the DGCL prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of ten percent or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Transfer Agent and Registrar for Common Stock

The registrar and transfer agent for our Common Stock is Pacific Stock Transfer Company. The principal business address for Pacific Stock Transfer Company is 6725 Via Austi Parkway, Suite 300, Las Vegas Nevada 89119. Their telephone number is (800) 785-7782.

Description of the Series B Convertible Preferred Stock

General

Our Board of Directors has designated 1,052,631 shares of our authorized but unissued Preferred Stock as Series B Convertible Preferred Stock. When issued in accordance with this prospectus, the Series B Convertible Preferred Stock will be validly issued, fully paid and non-assessable. Our Board of Directors may authorize the issuance and sale of additional shares of Series B Convertible Preferred Stock from time to time.

Ranking

The Series B Convertible Preferred Stock rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

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senior to the Series A Preferred, all classes or series of our Common Stock and to any other class or series of our capital stock expressly designated as ranking junior to the Series B Convertible Preferred Stock;

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on parity any class or series of our capital stock expressly designated as ranking on parity with the Series B Convertible Preferred Stock, none of which exists on the date hereof; and

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junior to any other class or series of our capital stock expressly designated as ranking senior to the Series B Convertible Preferred Stock, none of which exists on the date hereof.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock will also rank junior in right of payment to our other existing and future debt obligations.

Dividends

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series B Convertible Preferred Stock with respect to dividend rights, holders of shares of the Series B Convertible Preferred Stock are entitled to receive, when, as and if authorized by our Board of Directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 5.0% per annum.

Dividends on the Series B Convertible Preferred Stock will accrue and be cumulative from and including the date of original issue and will be payable to holders quarterly in arrears on or about the last day of March, June, September and December of each year commencing June 30, 2018 or, if such day is not a business day, on either the immediately preceding business day or next succeeding business day at our option, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term “business day” means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required to close. If the aggregate amount of dividends accrued and payable to a holder is less than $10.00, we may, at our option, retain and not make payment in the respect of such dividends until the aggregate number of dividends then accrued and payable to the holder is not less than $10.00.

Dividends on the Series B Convertible Preferred Stock will accrue whether or not:

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we have earnings;

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there are funds legally available for the payment of those dividends; or

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those dividends are authorized or declared.

Holders of shares of Series B Convertible Preferred Stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series B Convertible Preferred Stock as described above. Any dividend payment made on the Series B Convertible Preferred Stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series B Convertible Preferred Stock will accumulate as of the dividend payment date on which they first become payable.

No dividends will be authorized by our Board of Directors and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our Common Stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the Series B Convertible Preferred Stock, holders of shares of Series B Convertible Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, an amount equal to the original purchase price plus any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Convertible Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to rights upon liquidation, dissolution or winding up, on parity with the Series B Convertible Preferred Stock in the distribution of assets, then holders of shares of Series B Convertible Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series B Convertible Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Conversion Rights

Each share of Series B Convertible Preferred Stock is initially convertible at any time, in whole or in part, at the option of the holders at an initial conversion price of $4.75 per share initially into two shares of Common Stock and automatically converts into two shares of Common Stock on its two-year anniversary of issuance. The conversion price set forth in the certificate of designations of the preferred stock is also subject to pro-rated adjustment in the case of stock splits and stock dividends and other similar transactions.

No fractional shares shall be issued upon conversion of Series B Convertible Preferred Stock into Common Stock and no payment. In lieu of delivering fractional shares, we will pay to the holder, to the extent permitted by law, an amount in cash equal to the current fair market value of such fractional share as determined in good faith by our Board.

No Maturity, Sinking Fund or Mandatory Redemption

The Series B Convertible Preferred Stock has no maturity date and we are not required to redeem the Series B Convertible Preferred Stock at any time. Accordingly, the Series B Convertible Preferred Stock will remain outstanding until automatically converted to Common Stock on the two-year anniversary of issuance, unless the holders of the Series B Convertible Preferred Stock convert the Series B Convertible Preferred Stock into our Common Stock. The Series B Convertible Preferred Stock is also not subject to any sinking fund. There are no restrictions on the repurchase or redemption by the Company of any shares of Series B Convertible Preferred Stock while there is an arrearage in the payment of dividends.

Limited Voting Rights

Holders of shares of the Series B Convertible Preferred Stock generally do not have any voting rights. However, as long as any shares of Series B Convertible Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Convertible Preferred Stock alter or change adversely the powers, preferences or rights given to the Series B Convertible Preferred Stock or alter or amend its certificate of designation.

Transfer Agent for the Series B Convertible Preferred Stock

The transfer agent and registrar for the Series B Convertible Preferred Stock is Pacific Stock Transfer Company. The principal business address for Pacific Stock Transfer Company is 6725 Via Austi Parkway, Suite 300, Las Vegas Nevada 89119. Their telephone number is (800) 785-7782.

Description of the Series D Preferred Stock

General

On December 17, 2019, we filed a Certificate of Increase to the Certificate of Designations of our Series D Preferred Stock with the Secretary of State of the State of Delaware to increase the number of shares of preferred stock designated as Series D Preferred Stock to an aggregate of 650,000 shares. Our Board of Directors may, without the approval of holders of the Series D Preferred Stock or our Common Stock, subject to certain limitations, designate additional series of authorized preferred stock ranking junior to or on parity with the Series D Preferred Stock or designate additional shares of the Series D Preferred Stock and authorize the issuance of such shares. Designation of preferred stock ranking senior to the Series D Preferred Stock will require approval of the holders of Series D Preferred Stock, as described below in “Voting Rights.” All of our issued and outstanding shares of Series D Preferred Stock are fully paid and nonassessable.

No Maturity, Sinking Fund or Mandatory Redemption

The Series D Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. Shares of the Series D Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series D Preferred Stock.

Ranking

The Series D Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

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senior to all classes or series of our Common Stock and to all other equity securities issued by us including our outstanding Series A Preferred Stock and Series B Convertible Preferred (none of which Series B Convertible Preferred Stock are currently outstanding) and any shares of Series C Stock that may be issued (none of which Series C Preferred Stock are currently outstanding) other than equity securities referred to in clauses (2) and (3) below;

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on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

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junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “Voting Rights” below); and

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effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our Common Stock or preferred stock) and to any indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our subsidiaries.

Dividends

Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of our funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.75% per annum on the $25.00 per share liquidation preference of the Series D Preferred Stock (equivalent to $2.4375 per annum per share). Dividends on the Series D Preferred Stock accrue daily and shall be cumulative from, and including, the applicable issue date and are payable monthly in arrears on the 15th day of each month; provided that if any dividend payment date is not a business day, as defined in the certificate of designations, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial dividend period, are computed on the basis of a 360-day year consisting of twelve 30-day months; however, when initially issued, the shares of Series D Preferred Stock were credited as having accrued dividends since the first day of the calendar month in which they were issued. Dividends will be payable to holders of record as they appear in our stock records for the Series D Preferred Stock at the close of business on the applicable record date, which is the last day of the calendar month, whether or not a business day, immediately preceding the month in which the applicable dividend payment date falls. As a result, holders of shares of Series D Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

No dividends on shares of Series D Preferred Stock shall be authorized by our Board of Directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series D Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears, and holders of the Series D Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our Common Stock and preferred stock, including the Series D Preferred Stock will be at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our Board of Directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

Except as provided in the next paragraph, unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of Common Stock or in shares of any series of preferred stock that we may issue ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared or paid or set aside for payment upon shares of our Common Stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor shall any other distribution be declared or made upon shares of our Common Stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Also, any shares of our Common Stock or preferred stock that we may issue ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our shareholders, subject to the preferential rights of the holders of any class or series of our capital stock we may issue ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our Common Stock or any other class or series of our capital stock we may issue that ranks junior to the Series D Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

We will use commercially reasonable efforts to provide written notice of any such liquidation, dissolution or winding up no fewer than 10 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Redemption

The Series D Preferred Stock is not redeemable by us prior to September 23, 2022, except as described below under “Special Optional Redemption.”

Optional Redemption. On and after September 23, 2022, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If we elect to redeem any shares of Series D Preferred Stock as described in this “Optional Redemption” section, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. If we elect to redeem any shares of Series D Preferred Stock as described in this “Special Optional redemption” section, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

A “Change of Control” is deemed to occur when the following have occurred and are continuing:

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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act (other than Stephan Wallach and Michelle Wallach, our chief executive officer and our chief operating officer, respectively, and our principal shareholders, any member of their immediate family, and any “person” or “group” under Section 13(d)(3) of the Exchange Act, that is controlled by Mr. Wallach or Mrs. Wallach or any member of their immediate family, any beneficiary of the estate of Mr. Wallach or Mrs. Wallach, or any trust, partnership, corporate or other entity controlled by any of the foregoing), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

Redemption Procedures. In the event we elect to redeem Series D Preferred Stock, the notice of redemption will be mailed by us postage prepaid to each holder of record of Series D Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following:

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the redemption date;

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the number of shares of Series D Preferred Stock to be redeemed;

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the redemption price;

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the place or places where certificates (if any) for the Series D Preferred Stock are to be surrendered for payment of the redemption price;

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that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

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whether such redemption is being made pursuant to the provisions described above under “Optional Redemption” or “Special Optional Redemption”; and

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if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control.

If less than all of the Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of Series D Preferred Stock to be redeemed shall surrender the Series D Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series D Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

In connection with any redemption of Series D Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series D Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided in this paragraph, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series D Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series D Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

Subject to applicable law, we may purchase shares of Series D Preferred Stock in the open market, by tender or by private agreement. Any shares of Series D Preferred Stock that we acquire may be retired and reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Voting Rights

Holders of the Series D Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will be entitled to one vote. In instances described below where holders of Series D Preferred Stock vote with holders of any other class or series of our preferred stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends) represented by their respective shares.

So long as any shares of Series D Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) unless redeeming all Series D Preferred Stock in connection with such action, amend, alter, repeal or replace our certificate of incorporation or the certificate of designations designating the Series D Preferred Stock, including by way of a merger, consolidation or otherwise in which we may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series D Preferred Stock of any right, preference, privilege or voting power of the Series D Preferred Stock (each, an “Event”). An increase in the amount of the authorized preferred stock, including the Series D Preferred Stock, or the creation or issuance of any other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed an Event and will not require us to obtain two-thirds of the votes entitled to be cast by the holders of the Series D Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class), so long as such increase in the number of shares of Series D Preferred Stock or issuance of such new series of preferred stock does not (i) provide for, in the aggregate, taken together with any previously issued shares of Series D Preferred Stock), the payment of annual dividends on (in the case of additional shares of Series D Preferred Stock), or on parity with (in the case of any other series of preferred stock), the Series D Preferred Stock in excess of $2,437,500 and (ii) any such new series of preferred stock that may be created is on parity or junior with the Series D Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up.

Notwithstanding the foregoing, if an Event set forth in the preceding paragraph materially and adversely affects the right, preference, privilege or voting power of the Series D Preferred Stock but not all series of parity preferred stock that we may issue upon which voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of Series D Preferred Stock and all other similarly affected series outstanding at the time (voting together as a class) given in person or proxy, either in writing or at a meeting, shall be required in lieu of the vote or consent that would otherwise be required by the preceding paragraph.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in the certificate of designations or as may be required by applicable law, the Series D Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, we will use our best efforts to (i) make available on our website copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series D Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series D Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

No Conversion Rights

The Series D Preferred Stock is not convertible into our Common Stock or any other security.

No Preemptive Rights

Holders of Series D Preferred Stock do not have any preemptive rights to purchase or subscribe for our Common Stock or any other security by virtue of their ownership thereof.

Change of Control

Provisions in our Certificate of Incorporation, including the Certificate of Designations establishing the terms of the Series D Preferred Stock, as amended, and Bylaws may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt, which is opposed by management and the Board of Directors.

Book-Entry Procedures

DTC acts as securities depository for our outstanding Series D Preferred Stock. With respect to the outstanding Series D Preferred Stock, we issued fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates represent the total aggregate number of issued and outstanding shares of Series D Preferred Stock. We deposited these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to holders of the shares of Series D Preferred Stock, unless DTC’s services are discontinued as described below.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series D Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts the shares of Series D Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series D Preferred Stock are made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series D Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

Global Clearance and Settlement Procedures

When initially issued, settlement for the Series D Preferred Stock was made in immediately available funds. Secondary market trading among DTC’s participants occurs in the ordinary way in accordance with DTC’s rules and is settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Transfer Agent and Disbursing Agent for the Series D Preferred Stock

The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series D Preferred Stock is Pacific Stock Transfer Company. The principal business address for Pacific Stock Transfer Company is 6725 Via Austi Parkway, Suite 300, Las Vegas Nevada 89119. Their telephone number is (800) 785-7782.